Exhibit 10.1

EXECUTION VERSION

Amendment to Securities Purchase Agreement

This Amendment to the Securities Purchase Agreement (the “Agreement”) dated as of August 26, 2025 is entered into by and between GCL Global Holdings Ltd, an exempted company incorporated under the laws of the Cayman Islands, with offices located at 29 Tai Seng Ave., #02-01, Natural Cool Lifestyle Hub, Singapore 534119 (the “Company”) and the entity identified on the signature pages hereto (the “Buyer”). Any term not defined herein shall have the definition ascribed to them in the SPA (as defined below). The Company and the Buyer may both be referred to hereinafter each as a “party,” and collectively as the “parties.”

WHEREAS, the Company and the Buyer entered into that certain securities purchase agreement dated as of May 21, 2025 (the “SPA”) for the purchase of a series of original issue discount senior convertible debentures of the Company, in the aggregate original principal amount of $45,500,000 (the “Notes”), which are convertible into ordinary shares of the Company, $0.0001 par value per share (the “Ordinary Shares”);

WHEREAS, pursuant to the SPA, the Company issued and sold to the Buyer the Initial Note in the original principal amount of $2,900,000 at the Initial Closing, and the Company may require the Buyer to, among other things, participate in the First Additional Closing for the purchase of an additional Note in the aggregate original principal amount not to exceed $2,530,000 (the “Additional Note”);

WHEREAS, the Buyer desires to purchase the Additional Note in two tranches, and the Company desires to issue the Buyer two Additional Notes, one in the original principal amount of $1,500,000 and the other in the original principal amount of $1,030,000 at two separate closings (each, a “First Additional Closing”);

WHEREAS, the parties desire to waive, in part, and amend certain conditions required for the First Additional Closing pursuant to Section 1(b)(ii)(2) of the SPA by this Agreement;

WHEREAS, pursuant to Section 9(e) of the SPA, the SPA may be amended with the written consent of the Company and the Buyer which is also the Required Holder holding a majority of the aggregate principal amount of the Notes currently outstanding;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Buyer agree as follows:

A G R E E M E N T

1.	Waive, in part, Section 1(b)(ii)(2) of the SPA, and amend Section 1(b)(ii)(2)(C) of the SPA to include the following:

“(C) First Additional Closing. Notwithstanding anything to the contrary herein, the First Additional Closing for the Additional Note will take place first (i) on the day the draft registration statement for the resale of 14,480,000 Conversion Shares by the Buyer (the “Registration Statement”) has been confidentially submitted to the SEC; and provided that the Company shall have delivered to the Buyer the SEC’s acceptance notice of such submission, no Additional Closing Notice, or any other notice related to the First Additional Closing, by the Company is required; and then (ii) on the day the Registration Statement is declared effective by the SEC; provided that the Company’s counsel has received oral confirmation from the SEC that the Registration Statement has been declared effective and has so informed Buyer, no Additional Closing Notice, or any other notice or closing documents under Section 7(b) of the SPA (except for (i) a certificate of good standing of the Company in the Cayman Islands, (ii) the applicable Additional Note, and (iii) the applicable Additional Flow of Funds Letter) related to the First Additional Closing, by the Company is required.”

2.	Waive, in part, Section 7(b)(ii) of the SPA, the requirement for a legal opinion from the Company’s U.S. counsel dated on the day of each First Additional Closing.

3.	The waiver of Section 1(b)(ii)(2) and Section 7(b)(ii) set forth herein constitutes a one-time waiver and is limited to the matters expressly waived herein and should not be construed as an indication that the Buyer would be willing to agree to any future modifications to, consent of, or waiver of any of the terms of any other agreement, instrument or security or any modifications to, consents of, or waiver of any default that may exist or occur thereunder.

4.	The Buyer represents that it is the sole holder of the Initial Note and has the full power and authority to enter into this Agreement.

5.	The Buyer acknowledges that it has had the opportunity to review this Agreement, and the transactions contemplated by this Agreement with its own legal counsel. The Buyer acknowledges that it is not relying on any statements or representations of the Company or any of the Company’s agents, including Company’s counsel, for legal advice with respect to the transactions contemplated herein.

6.	Except as expressly modified by this Agreement, the terms of the SPA shall remain in full force and effect. This Agreement is supplemental to, and forms an integral and inseparable part of the SPA and shall be relied upon and construed together and in accordance with the SPA. In the event of any conflict between the provisions of the Agreement and the provisions of the SPA, the provisions of this Agreement shall prevail.

7.	This Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any provision of law or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

8.	This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

9.	This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[signature pages follow]

IN WITNESS WHEREOF, each of the Buyer and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

GCL GLOBAL HOLDINGS LTD

By:
	Name:	Sebastian Toke
	Title:	Chief Executive Officer

BUYER:

[_______________________]

By:
	Name:	[_____________________]
	Title:	Authorized Signatory